Exhibit 99.1

   For Immediate Release

Western Goldfields Announces Completion
of Term Loan Facility

✓	All required agreements executed for $105 million term loan facility
✓	Gold forward sales contracts entered into at $801 per ounce
✓	All reclamation bonds now in place; all operating permits active
✓	First draw expected by early July 2007

Toronto, Canada, June 14, 2007 - Western Goldfields, Inc. (TSX:WGI, OTC BB:WGDF.OB) today announced that all requirements needed to make the facility underwritten by Investec Bank (UK) Limited and Commonwealth Bank of Australia available for drawdown have been met.  In connection with this term loan facility, Western Goldfields has executed flat forward sales contracts for 429,000 ounces of gold (Hedging Contracts) at a price of $801 per ounce.  The Hedging Contracts represent a commitment of 5,500 ounces per month for 78 months commencing July 2008, with the last monthly commitment deliverable in December 2014.  By entering into the Hedging Contracts, Western Goldfields has now satisfied or received a waiver on all conditions precedent to the availability of the term loan facility.  All reclamation bonds have been posted and all operating permits from the relevant agencies have been received for the Mesquite Mine expansion.  The first drawdown from the term loan facility is expected in late June or early July 2007.  All currency amounts are in US dollars.

Western Goldfields expects to produce between 160,000 and 170,000 ounces annually during the term of the Hedging Contracts.  Pursuant to the Hedging Contracts, approximately 66,000 ounces will be sold annually at a price of $801 per ounce, leaving approximately 100,000 ounces annually leveraged to the gold price.  Western Goldfields has entered into the Hedging Contracts to allow it to draw $87.3 million against the term loan facility.  The $87.3 million is the estimate of debt required to expand operations at Mesquite.  Western Goldfields has no current plans to hedge further production from the Mesquite Mine.

“The completion of our financing and entering into the forward sales program allows us to expand mining and construction at the Mesquite Mine in California consistent with our commitment to our shareholders,” reported Brian Penny, Chief Financial Officer.  “The Mine is fully funded and fully permitted, and we are very excited to see Mesquite coming to life again.”

Western Goldfields, Inc. is listed on the Toronto Stock Exchange and trades under the symbol WGI, and is quoted on the OTCBB under the symbol WGDF.OB.  The Company currently has 113,631,153 common shares issued and outstanding and 143,106,483 shares of common stock on a fully diluted basis.  For further details, please visit www.westerngoldfields.com.

Forward-Looking Information

Certain statements contained in this news release and subsequent oral statements made by and on behalf of the Company may contain forward-looking information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation.  Such forward-looking statements are identified by words such as “intends”, “anticipates”, “believes”, “expects”, and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, timing and costs to recommence commercial production, economic viability of the Mesquite Mine, financing options, including entering into a debt financing arrangement, and the consequences thereof, potential contractual arrangements, receipt of working capital, anticipated revenues, exercise of outstanding warrants, and capital and operating expenditures.  There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements.  Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission, under the caption, “Risk Factors”.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

For further details, please visit www.westerngoldfields.com, or contact:
Raymond Threlkeld
President and Chief Executive Officer
(416)-324-6005
rthrelkeld@westerngoldfields.com

Brian Penny
Chief Financial Officer
(416)-324-6002
bpenny@westerngoldfields.com

Julie Taylor Pantziris
Director, Regulatory Affairs and Investor Relations
(416)-324-6015
jtaylor@westerngoldfields.com